Exhibit 10.2

SECOND AMENDMENT

TO THE

AMENDED AND RESTATED CONSULTING AGREEMENT

This Second Amendment to the Amended and Restated Consulting Agreement (this “Second Amendment”) by and between Tuesday Morning, Inc., a Texas corporation (the “Company”), and BEL Retail Advisors (“Consultant”) is entered into on January 18, 2021. This Amendment amends, restates and supersedes only Section II.B.ii. of the Amended and Restated Consulting Agreement by and between Consultant and the Company entered into and effective as of December 6, 2019 (the “Consulting Agreement”). All other provisions of the Consulting Agreement will remain in full force and effect. Capitalized terms used in this Amendment but not otherwise defined shall have the meaning ascribed to such terms in the Consulting Agreement.

RECITALS

The Company wishes to continue to utilize certain services which can be performed by Consultant, and Consultant can provide and desires to continue to render such services to the Company, and the parties agree that it would be to their mutual advantage to execute this Amendment and thereby modify the terms and conditions of the Consulting Agreement that control the rendering of future services provided to the Company by Consultant.

In consideration of the promises and mutual covenants in this Second Amendment, the Company and Consultant agree to amend and restate Section II.B.ii. and Section II.B.iii. of the Consulting Agreement by deleting said section in its entirety and replacing it with the following new Section II.B.ii. and Section II.B.iii:

ii.       For the Company’s fiscal year ending June 30, 2021, in addition to the Base Consulting Fee and subject to the terms of Section II.B., Consultant shall be eligible to receive an additional incentive consulting fee of One Hundred Twenty-Five Thousand Dollars ($125,000) regardless of achievement of performance metrics (the “2021 Guaranteed Fee”), an aggregate additional incentive consulting fee of Two Hundred Twenty-Five Thousand Dollars ($225,000) at target performance level (which payment shall be inclusion of, and not in addition to the 2021 Guaranteed Fee), and a maximum aggregate additional incentive consulting fee of Four Hundred Fifty Thousand Dollars ($450,000) at maximum performance level (which payment shall be inclusion of, and not in addition to the 2021 Guaranteed Fee) (the amounts payable under this Section II.B.ii., together with the amounts payable under Section II.B.i are referred to herein as the “Additional Fee”).

iii.       Payment of each Additional Fee shall be subject to the achievement of certain performance metrics, which metrics shall be established by mutual agreement between the CEO of the Company and Consultant (with each party exercising its sole discretion to agree to such metrics). Any Additional Fees payable pursuant to this Section II.B. shall be paid to Consultant within thirty (30) days following the end of the Company’s fiscal year, subject to the terms of this Section II.B. Consultant must be providing the Consulting Services at the time an Additional Fee is paid to be eligible to receive such Additional Fee, provided, however, if the Company terminates this Agreement pursuant to Section V prior to payment of the 2021 Guaranteed Fee, the Company shall pay Consultant the 2021 Guaranteed Fee at the same time it would have paid such amount had Consultant been providing services at the time of payment.

By their signatures below, the parties certify that they have read the above Amendment and agree to its terms:

TUESDAY MORNING, INC.		BEL RETAIL ADVISORS

By:	/s/ Steven Becker	By:	/s/ Paul Metcalf
Printed Name: Steven R. Becker		Printed Name: Paul Metcalf
Title: CEO		Date: January 18, 2021
Date: January 18, 2021

Consulting Agreement